PRESS RELEASE



             USN COMMUNICATIONS SIGNS DEFINITIVE SALE AGREEMENT
                           WITH CORECOMM LIMITED

 CHICAGO, February 19, 1999 - USN Communications, Inc. (Nasdaq: USNC) announced today that it signed a definitive agreement to sell substantially all of its assets, excluding its wireless subsidiary, to CoreComm Limited for up to $85 million in cash (depending on future operating results) plus warrants in CoreComm. The agreement provides for approximately $25 million to be paid at closing. Separately, USN Communications and 12 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Delaware. The cases exclude the USN wireless subsidiary, which operates in Connecticut.

 The boards of directors of both USN and CoreComm have approved the transaction and expect it to close in the second quarter of 1999, subject to certain conditions, including approval by the bankruptcy court and other regulatory approvals.

 USN plans to seek the Court's approval to secure debtor-in-possession financing promptly in order to continue to pay its employees' wages and benefits as well as post-petition obligations owed to creditors who continue to do business with the Company.

 USN's chairman, president and chief executive officer J. Thomas Elliott said, "The USN Board determined that this transaction provides the best means for insuring uninterrupted service to customers and maximizes the value of its corporate assets. The financing package that the Company is seeking approval for is designed to meet the Company's operating needs until the sale can be completed."

 USN Communications delivers local and long distance services to thousands of small to medium-sized businesses throughout fourteen states. USN was founded in 1994 and is headquartered in Chicago, Illinois with sales offices located in the Midwest and Northeast.

 CoreComm Limited was formed in order to succeed to the businesses and assets that were operated by OCOM Corporation in the state of Ohio and as an appropriate vehicle to pursue new telecommunications opportunities. The Company was formerly a subsidiary of what is now Cellular Communications of Puerto Rico, Inc. CoreComm currently offers local and long distance telephony services to business and residential customers, as well as Internet services and wireless telephony services. CoreComm Limited is traded on the Nasdaq under the symbol: COMMF.

 Certain statements made in this press release are forward-looking in nature. Actual events may differ materially from USN's current expectations. There can be no assurance that the Court will grant the relief sought by the Company or that the contemplated sale or financing will be completed. Additional relevant information can be found in USN's SEC filings. USN undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.